TRANSFER AND DIVIDEND DISBURSING AGENCY AGREEMENT


          This Agreement, dated as of the 25th day of September, 1986, made by and between The Rightime Fund, Inc. (the "Fund"), a corporation operating as an open-end investment company, duly organized and existing under the laws of the State of Maryland, and Lincoln Investment Planning Inc. (the "Transfer Agent"), a Pennsylvania corporation.

                        WITNESSETH THAT:

          WHEREAS, the Fund desires to retain the Transfer Agent to render transfer agency and dividend disbursing agency services to the Fund and the Transfer Agent has agreed to act as Transfer Agent of the Fund and as its Dividend Disbursing Agent;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:
          Section 1. The Fund hereby appoints the Transfer Agent as its Transfer, Redemption and Dividend Disbursing Agents and the Transfer Agent accepts such appointments and agrees to act in such capacities upon the terms set forth in this Agreement.
                         TRANSFER AGENCY
          Section 2. The Fund shall furnish to the Transfer Agent a sufficient supply of blank Share Certificates of each Series of its Shares currently issued and outstanding and from time to time will renew such supply upon the request of the Transfer Agent. Such blank Share Certificates shall be signed manually or by facsimile signatures of officers of the Fund authorized by law or the by-laws of the Fund to sign Share Certificates and, if required, shall bear the corporate seal or a facsimile thereof.
          Section 3. The Transfer Agent shall make original issues of Shares in accordance with Sections 13 and 14 below and with the Fund's Prospectus and Statement of Additional Information upon the written request of the Fund and upon being furnished with (i) a certified copy of a resolution or resolutions of the Board of Directors of the Fund authorizing such issue; (ii) an opinion of counsel as to the validity of such additional Shares; and (iii) necessary funds for the payment of any original issue tax applicable to such additional Shares.
          Section 4. Except as modified by resolution of the Board of Directors of the Fund as delivered to and accepted by the Transfer Agent, Transfers of Shares shall be registered and new Share Certificates issued by the Transfer Agent upon surrender of outstanding Share Certificates (i) in form deemed by the Transfer Agent to be properly endorsed for transfer, (ii) with all necessary endorsers' signatures guaranteed by a member firm of a national securities exchange or a commercial bank, accompanied by (iii) such assurances as the Transfer Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement, and (iv) satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.
          Section 5. When mail is used for delivery of Share Certificates, the Transfer Agent shall forward Share Certificates in "non-negotiable" form by first-class mail, and Share Certificates in "negotiable" form by registered mail, all mail deliveries to be covered while in transit to the addressee by insurance arranged for by the Transfer Agent.
          Section 6. In registering transfers the Transfer Agent may rely upon the Uniform Commercial Code ("UCC") or any other statutes which in the opinion of counsel protect the Transfer Agent and the Fund in not requiring complete documentation, in registering transfer without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal. The Transfer Agent shall comply with the terms of the UCC and other statutes, rules and regulations, as in effect from time to time to protect rights of the Fund and its interests under such statutes or rules.
          Section 7. The Transfer Agent may issue new Share Certificates in place of Share Certificates represented to have been lost, destroyed or stolen, upon receiving indemnity satisfactory to the Transfer Agent and may issue new Share Certificates in exchange for, and upon surrender of mutilated Share Certificates.
          Section 8. In case any officer of the Fund who shall have signed manually or whose facsimile signature shall have been affixed to blank Share Certificates shall die, resign or be removed prior to the issuance of such Share Certificates, the Transfer Agent may issue or register such Share Certificates as the Share Certificates of the Fund notwithstanding such death, resignation or removal; and the Fund shall file promptly with the Transfer Agent such approval, adoption or ratification as may be required by law.
          Section 9. The Transfer Agent will maintain stock registry records of each Series of the Fund in the usual form in which it will note the issuance, transfer and redemption of Shares of each respective Series and the issuance and transfer of Share Certificates, and is also authorized to maintain for each Series an account entitled Unissued Certificate Account in which it will record the Shares and fractions issued and outstanding from time to time for which issuance of Share Certificates is deferred. The Fund has retained Rightime Administrators, Inc. to provide the Transfer Agent with daily reports of Fund Share purchases and redemptions for each Series. The Transfer Agent will keep records for each Series, which will be part of the stock transfer records, as well as its records of the Plans, in which it will note the names and registered addresses of Shareholders and Planholders, and the number of Shares and fractions from time to time owned by them for which no Share Certificates are outstanding and the total Shares of each Series outstanding. Each Shareholder or Planholder will be assigned a single account number for each Series in which Shares are held.
          Section 10. The Transfer Agent will issue Share Certificates for Shares of the Fund, only upon receipt of a written request from a Shareholder. In all other cases, the Fund authorizes the Transfer Agent to dispense with the issuance and countersignature of Share Certificates whenever Shares are purchased. In such case the Transfer Agent shall merely note on its stock registry records for the appropriate Series the issuance of the Shares-and fractions (if any) of such Series, shall credit the Unissued Certificate Account of such Series with the Shares and fractions issued and shall credit the proper number of Shares and fractions to the respective Shareholders. Likewise, whenever the Transfer Agent has occasion to surrender for redemption Shares and fractions owned by Shareholders, it shall be unnecessary to issue Share Certificates for redemption purposes. The Fund authorizes the Transfer Agent in such cases to process the transactions by appropriate entries in its stock transfer records, and debiting of the proper Unissued Certificate Account and the record of issued Shares outstanding.
          Section 11. The Transfer Agent will, in addition to the duties and functions above-mentioned, perform the usual duties and functions of a stock transfer agent for a corporation. It will countersign for issuance or reissuance Share Certificates representing original issue or reissued treasury Shares as directed by the,-Written Instructions of the Fund, and will transfer Share Certificates registered in the name of Shareholders from one Shareholder to another in the usual manner. The Transfer Agent may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, Share Certificate or other instrument or paper reasonably believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned, or executed by a duly authorized person or persons, or upon the instructions of any officer of the Fund, or upon the advice of counsel for the Fund or for the Transfer Agent. The Transfer Agent may record any transfer of Share Certificates which is reasonably believed by it in good faith to have been duly authorized or may refuse to record any transfer of Share Certificates if in good faith the Transfer Agent deems such refusal necessary in order to avoid any liability either to the Fund or to the Transfer Agent. The Fund agrees to indemnify and hold harmless the Transfer Agent from and against any and all losses, costs, claims, and liability which it may suffer or incur by reason of so relying or acting or refusing to act, unless such losses, costs, claims or liability is due to the Transfer Agent's negligence or willful misconduct.
          Section 12. In case of any request or demand for the inspection of the share records of the Fund, the Transfer Agent shall immediately notify the Fund and secure instructions as to permitting or refusing such inspection. The Transfer Agent agrees that Share records of the Fund are the property of the.Fund, and shall be made available to the Fund promptly upon request. All records of the Fund are confidential and will not be released to any party prior to notice to and authorization by the Fund unless required by applicable law or regulations, provided that the Transfer Agent may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure so to do pursuant to any valid court order or decree.
                       ISSUANCE OF SHARES
          Section 13. Upon determination of the net asset value per Share of a Series in accordance with the Fund's Prospectus and applicable laws and rules, the Transfer Agent shall process all purchase orders for such Shares received since the last determination of the Fund's net asset value per Share for such Series.
          The Transfer Agent shall calculate daily, based on the amount available for investment in Shares and the net asset value next determined by the Fund (as of the close of trading on the New York Stock Exchange or at such other time(s) as may be set by the Board of Directors of the Fund), the number of Shares and fractional Shares to be purchased and the aggregate net assets received for such Shares to be deposited with the Custodian. The Transfer Agent, as agent for the Shareholders and Planholders, shall place a purchase order daily with the Fund for the proper number of Shares and fractional Shares to be purchased and confirm such number to the Fund in writing.
          Section 14. The Transfer Agent, having made the calculations provided for in Section 13, shall thereupon pay over the aggregate net asset value of Shares of each Series purchased to the Fund's Custodian to be deposited in the account maintained under the Fund's Custodian Agreement for the respective Series. The proper number of Shares and fractional Shares shall then be issued by each Series daily and credited by the Transfer Agent to the Unissued Certificate Account of such Series. The Shares and fractional Shares purchased for each Shareholder and Planholder will be credited by the Transfer Agent to each Shareholder's separate account for such Series. The Transfer Agent shall mail to each Shareholder and Planholder a confirmation of each purchase, with copies to the Fund if requested. Such confirmations will show the prior Share balance, the new Share balance, the Shares held under a Plan (if any), the Shares for which Stock Certificates are outstanding (if any), the amount invested and the price paid for the newly purchased Shares.
                           REDEMPTIONS
          Section 15. Upon determination of the net asset value per Share of a Series in accordance with the Fund's Prospectus and applicable laws and rules, the Transfer Agent shall process all pending requests from Shareholders to redeem Shares of a Series and determine the number of Shares of each Series required to be redeemed to make monthly payments, automatic payments or the like. Thereupon, the Transfer Agent shall advise the Custodian of the total number of Shares and fractional Shares of each Series to be redeemed, indicating the applicable net asset value. The Transfer Agent shall furnish the Fund with an appropriate confirmation of the redemption, making the proper distribution and application of the redemption proceeds in accordance with the Fund's Prospectus. The stock registry books of each Series recording outstanding Shares, the Unissued Certificate Account and the individual account of the Shareholder or Planholder shall be properly debited.
          In lieu of carrying out the redemption procedures hereinabove provided for in this Section 15, the Transfer Agent may, at the request of the Fund, sell Shares of any Series to the Fund as repurchases from Shareholders and/or Planholders, provided that in each such case the sale price shall be not less than the applicable redemption price. In such case the redemption procedures shall be appropriately modified.
          Section 16. The proceeds of redemption shall be remitted by the Transfer Agent in accordance with the Fund's Prospectus by check mailed to the Shareholder or Planholder at his registered address. If Share Certificates have been issued for Shares being redeemed, then such Share Certificates and a stock power with a signature guarantee of a commercial bank, or a member firm of a national securities exchange shall accompany the redemption request. If Share Certificates have not been issued to the redeeming Shareholder, the signature of the Shareholder on the redemption request must be similarly guaranteed. The Fund may authorize the Transfer Agent to waive the signature guarantee in certain cases by Written Instructions.
          For the purposes of redemption of Shares which have been purchased within 15 days of a redemption request, the Fund shall provide the Transfer Agent, from time to time, with Written Instructions concerning the time within which such requests may be honored.
                            DIVIDENDS
          Section 17. Upon the declaration on behalf of any Series of each dividend and each capital gains distribution by the Board of Directors of the Fund, the Fund shall notify the Transfer Agent of the Series paying such dividend or distribution, the date of such declaration the amount payable per share, the record date for determining the Shareholders of that Series entitled to payment, the payment and the reinvestment date price.
          Section 18. On or before each payment date the Fund will transfer, or cause the Custodian to transfer, to the Transfer Agent in its capacity as Dividend Disbursing Agent, the total amount of the dividend or distribution currently payable. The Transfer Agent will, on the designated payment date, automatically reinvest all dividends in additional shares of the Series paying such dividend or distribution except in cases where Shareholders have elected to receive Shares in cash, in which case the Transfer Agent will mail distribution checks to the Shareholders for the proper amounts payable to them.
                       GENERAL PROVISIONS
          Section 19. The Transfer Agent shall maintain records for each Series (which may be part of the stock transfer records) in connection with the issuance and redemption of Shares, the disbursement of dividends and the administration of the Plans and dividend reinvestments, in which will be noted the transactions effected for each Shareholder and Planholder and the number of Shares and fractional Shares owned by each for which no Share Certificates are outstanding. The Transfer Agent agrees to make available upon request and to preserve for the periods prescribed in Rule 3la-2 any records relating to services provided under this Agreement which are required to be maintained by Rule 3la-1.
          Section 20. In addition to the services as Transfer Agent and Dividend Disbursing Agent as above set forth, the Transfer Agent will perform other services for the Fund as agreed from time to time, including but not limited to, preparation of and mailing Federal Tax Information Forms, mailing semi-annual reports of the Fund, preparation of an annual list of Shareholders, and mailing notices of Shareholders' meetings, proxies and proxy statements.
          Section 21. Nothing contained in this Agreement is intended to or shall require the Transfer Agent in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the Transfer Agent or the New York Stock Exchange are closed unless so required by law, and functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and the Transfer Agent are open.
          Section 22. The Fund agrees to pay the Transfer Agent compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Fund and the Transfer Agent.
          Section 23. The Transfer Agent, in acting for Planholders, or in any capacity set forth in this Agreement, shall not be personally liable for any taxes, assessments, or governmental charges which may be levied or assessed on any basis whatsoever in connection with the administration of the Plans, except for taxes assessed against it in its corporate capacity arising out of its compensation hereunder.
          Section 24. The Fund shall indemnify the Transfer Agent and save it harmless from any and against any and all actions, suits and claims brought by any party other than the Fund arising directly or indirectly out of or in connection with its performance under this Agreement as Transfer Agent or Dividend Disbursing Agent and from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities incurred by the Transfer Agent in connection with any such action, suit, or claim. The Transfer Agent shall not be under any obligation to prosecute or to defend any action, suit or claim arising out of or in connection with its performance under this Agreement as Transfer Agent or Dividend Disbursing Agent which, in the opinion of its counsel, may involve it in expense or liability, and the Fund shall furnish the Transfer Agent with satisfactory indemnity against such expense or liability, and upon request of the Transfer Agent the Fund shall assume the entire defense of any action, suit, or claim subject to the foregoing indemnity. Notwithstanding the foregoing, however, no indemnification will be provided by the Fund to the Transfer Agent if the Transfer Agent (1) shall fail to give the Fund adequate notice of, and reasonable opportunity to assume, the defense of any such action, suit, or claim, in the name of the Fund or the Transfer Agent or both; or (2) shall be found to be liable in such action, suit or claim due to its negligence or willful misconduct.
          Without limitation of the foregoing:
               (a) The Transfer Agent may rely upon the advice of the Fund, or of counsel, who may be counsel for the Fund or counsel for the Transfer Agent and upon statements of accountants, brokers and other persons reasonably believed by it in good faith to be expert in the matters upon which they are consulted and for any actions taken in good faith upon such statements, the Transfer Agent shall not be liable to anyone.
               (b) The Transfer Agent shall not be liable for any action taken in good faith reliance upon any Written Instruction or certified copy of any resolution of the Board of Directors of the Fund, and the Transfer Agent may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Custodian to have been validly executed.
               (c) The Transfer Agent may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the Fund or other proper party or parties.
          Section 25. The Transfer Agent is authorized, upon receipt of Written Instructions from the Fund, to make payment upon redemption of Shares without a signature guarantee. The Fund hereby agrees to indemnify and hold The Transfer Agent, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands, losses whatsoever arising out of or in connection with a payment by the Transfer Agent upon redemption of Shares without a signature guarantee pursuant to proper Written Instructions if such expense, damage, claim, suit, etc. is not the result of negligence or willful misconduct by the Transfer Agent and upon the request of the Transfer Agent the Fund shall assume the entire defense of any action, suit or claims subject to the foregoing indemnity. The Transfer Agent shall notify the Fund of any such action, suit or claim within 10 days after receipt by the Transfer Agent of notice thereof.
          Section 26. The Fund shall promptly cause to be turned over to the Transfer Agent (i) an accurate list of Shareholders of each Series of the Fund showing the proper registered address and number of Shares of each Series owned and whether such shares are represented by outstanding Share Certificates or by non-certificated share accounts, (ii) all shareholder records, files, and other materials necessary or appropriate for proper performance of the functions assumed by the Transfer Agent under this Agreement (hereinafter called "Materials") (iii) all records relating to the Plan, including original applications signed by Planholders and original plan accounts recording payments, deductions, reinvestments, withdrawals and liquidations and hereby agrees to indemnify and hold the Transfer Agent, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demand and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Materials, or out of the failure of the Fund to provide any portion of such or to provide any information needed by the Transfer Agent to knowledgeably perform its functions unless such is due to the negligence or misconduct of the Transfer Agent.
          Section 27. The following terms, for purposes of this Agreement or any amendment or supplement thereto, shall have the meanings herein specified unless the context otherwise requires:
          Plan:     The term plan shall include such investment
plan, dividends or capital gains reinvestment plans, systematic withdrawal plans or other types of plans set forth in the prospectus of the Fund, which the Fund may from time to time adopt and make available to its Shareholders, including plans or accounts by self-employed individuals or partnerships.
          Planholder:    The term Planholder shall mean a
Shareholder who, at the time of reference, is participating in a Plan, and shall include any underwriter, representative or broker-dealer.
          Section 28. This Agreement may be amended from time to time by a supplemental agreement executed by the Fund and the Transfer Agent.
          Section 29. Either the Fund or the Transfer Agent may give 60 days' written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice.
          Section 30. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:
               If to the Fund:

               The Rightime Fund, Inc.
               The Benson East office Plaza
               Jenkintown, PA  19046

               Attention:  David J. Rights

               If to the Transfer Agent:

               Lincoln Investment Planning Inc.
               Dept. F, Suite 1000
               The Benson East Office Plaza
               Jenkintown, PA  19046
               Attention:  Thomas Forst
          Section 31. The Fund represents and warrants to the Transfer Agent that the execution and delivery of this Transfer and Dividend Disbursing Agency Agreement by the undersigned officers of the Fund has been duly and validly authorized by resolution of the Board of Directors of the Fund.
          Section 32. The Transfer Agent may from time to time in its sole discretion, delegate some or all of its duties hereunder to other parties, which shall perform such functions as the agent of the Transfer Agent. To the extent of such delegation, the term "Transfer Agent" in this Agreement shall be deemed to refer to both the Transfer Agent and to such other parties, or to either of them, as the context may indicate. In each provision of this Agreement limiting the liabilities or the delegations of the Transfer Agent, or providing indemnification or protection of the Transfer Agent, the term "Transfer Agent" shall include such other parties. The Transfer Agent shall not be relieved of any liabilities or obligation under the Agreement in connection with such delegation of duties.
          Section 33. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
          Section 34. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Transfer Agent or by the Transfer Agent without the written consent of the Fund, authorized or approved by a resolution of its Board of Directors.
          Section 35. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written.
                              THE RIGHTIME FUND, INC.


                              By:

(SEAL)
Attest


                              LINCOLN INVESTMENT PLANNING INC.


                              By:

(SEAL)
Attest


                                                       Schedule A

                          FEE SCHEDULE

Attached to and part of
Transfer Agent/Dividend Disbursing Agent Agreement dated September 25, 1986 between The Rightime Fund, Inc.
and Lincoln Investment Planning Inc.


Transfer Agent, Dividend Disbursing Agent
$10.00 per Rightime Fund Series Shareholder account annually.
$12.50 per Rightime Government Securities Series Shareholder account annually.

    Opening new accounts

    Processing all payments

    Issuing and canceling certificates
    Processing partial and complete redemptions Regular and legal transfers of accounts

    Mailing up to four reports; quarterly and annually

    Processing up to 4 dividends) and 1 capital gain distribution annually, if any. This includes mailing of cash dividends and/or preparing statements to shareholders for reinvested distribution

    Blue Sky Reports. This indicates shares sold to investors in various States. There is also a "warning system" that informs the Fund when they are within a certain percentage of the shares registered in the State, or within a certain time period when the registration statement is up for renewal.

Account Maintenance:

     1. Maintaining shareholder records of whole and fractional unissued ("Book") shares
     2.   Changing shareholders' addresses
     3. Daily or periodic reports, on number of shares, accounts
     4.   Addressing and tabulating annual proxy cards
     5.   Supplying an annual stockholder list
     6.   Preparation of Federal Tax Information forms 1042S
     7. Replying to shareholder correspondence other than for Fund performance or Fund-related inquiries
     8. Processing each returned exemption certificate (updating shareholder file and filing the certificate).

     In addition, the Fund will reimburse the Transfer Agent monthly for all out-of-pocket expenses, including, but not limited to postage, stationery, retention of records, mailings, insurance, conversion from a prior Transfer Agent and other expenses as mutually agreed to by the parties.